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Champions Oncology Reports Results for the First Quarter Ended July 31, 2014

Hackensack, NJ – September 11, 2014 – Champions Oncology, Inc. (OTC: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the first quarter ended July 31, 2014.

First Quarter and Recent Business Highlights:

•	Procured a quarterly record high of 106 implants
•	Completed expansion of TOS business development team
•	Signed first fully powered phase 2 clinical trial simulation contract
•	Opened new implant centers in San Diego, CA and Toronto, Canada

Joel Ackerman, Champions Oncology CEO, stated, “The first quarter of 2015 showed continued scaling of the business along a number of dimensions including building the tumor bank, expanding our lab capacity and growing our commercial capabilities. From a financial standpoint, the volatility of our revenue resulted in a weak quarter. Our strategy is to build this company over the long term and we expect volatility like this to continue as we grow.”

Financial Results

For the first quarter of 2015, revenue was $1.9 million, as compared to $3.0 million for the three months ended July 31, 2013, a decrease of $1.1 million or (36.7)%. Total operating expenses for the first quarter 2015 were $5.6 million, as compared to $3.8 million for the three months ended July 31, 2013.

For the first quarter of 2015, Champions reported a loss from operations of $3.7 million as compared to a loss from operations of $0.8 million for the three months ended July 31, 2013. Excluding stock-based compensation of $0.8 million and $0.6 million for the three months ended July 31, 2014 and 2013, Champions recognized a net loss of $2.7 million and $1.7 million respectively.

Operating Results

Personalized Oncology Solutions (POS):

The number of implants during the quarter was 106 consisting of 91 commercial implants and 15 implants from research partnerships and trials. Total implants increased 64% over the same period last year with a 40% increase in implants from commercial POS efforts. The increase in commercial implants was the result of growing demand from patients in the U.S.

The 15 research and trial implants were generated as a result of Champions continued partnerships with academic medical centers. These implants will to enable Champions to accelerate the growth of its TumorBank which will further the Company’s efforts to build our platform to scale.

POS revenues were $341,000 and $622,000 for the three months ended July 31, 2014 and 2013, respectively, a decrease of $281,000 or (45.2)%. Core revenues from its TumorGraft technology platform decreased $185,000. This decrease is due to a 27% decline in completed panels and a reduction in the number of tests per panel. Non-core POS revenue decreased $96,000 due a continued strategic shift to focus on core revenues.

POS cost of sales was $757,000 and $793,000 for the three months ended July 31, 2014 and 2013, respectively, a decrease of $36,000 or (4.5)%. For the three months ended July 31, 2014 and 2013, gross margins for POS were (122)% and (27.5)%, respectively. The decline in gross margin is attributed to a decline in POS revenue and a large fixed cost component to the cost of sales.

Translational Oncology Solutions (TOS):

TOS revenues were $1.6 million and $2.4 million for the three months ended July 31, 2014 and 2013, respectively, a decrease of $0.8 million, or (34.5)%. The decline is due to lower sales volume.

TOS cost of sales was $0.97 million and $0.88 million for the three months ended July 31, 2014 and 2013, respectively, an increase of $0.09 million, or 9.9%. For the three months ended July 31, 2014 and 2013, gross margins for TOS were 38.6% and 63.4%, respectively. Gross margin for the quarter ended July 31, 2014 was below usual because of the lower revenues and the fixed cost component of the TOS cost of sales.

Research and development expense was $1.4 million and $0.4 for three months ended July 31, 2014 and 2013, respectively, an increase of $1 million, or 254%. This increase reflects the increased investment in scaling the tumor bank. Sales and marketing expense for the three months ended July 31, 2014 and 2013 was $1 million and $0.6 million respectively. The increase was the result of the expansion of the TOS sales force. General and administrative expense for the three months ended July 31, 2014 and 2013 was $1.5 million and $1.1 million, respectively. The increase was due to an increase in compensation expense associated with overall business growth.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its first quarter 2015 financial results. To access the conference call, domestic participants should dial 800-875-3456, Canadian participants should dial 800-648-0973, and international participants should dial 302-607-2001. The participant passcode is “Champions Oncology.”

Full details of the Company’s financial results will be available Friday, September 12, 2014 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three months ended July 31, 2014 and 2013. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP net loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2014 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.

(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Loss (Unaudited)

	Three Months Ended July 31,
	2014	2013
Net loss - GAAP	$(3,548)	$(2,232)
Less:
Stock-based compensation	808	552
Net loss - non-GAAP	$(2,740)	$(1,680)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended July 31,
	2014	2013
EPS – GAAP	$(0.05)	$(0.03)
Less:
Effect of stock-based compensation on EPS	0.01	0.01
EPS - non-GAAP	$(0.04)	$(0.02)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended July 31,
	2014	2013
POS operating revenue	$341	$622
TOS operating revenue	1,571	2,398
Total operating revenue	$1,912	$3,020

Cost of POS	757	793
Cost of TOS	965	878
Research and development	1,423	402
Sales and marketing	1,034	642
General and administrative	1,462	1,071

Loss from Operations	$(3,729)	$(766)

Other Income (Expense)	186	(1,463)

Net Loss before income tax expense	$(3,543)	$(2,229)
Income taxes	5	3
Net Loss	$(3,548)	$(2,232)

Condensed Consolidated Balance Sheets as of (Unaudited)

	July 31,	April 30,
	2014	2014
Cash and cash equivalents	$3,052	$5,891
Accounts receivable	925	1,325
Other current assets	456	383
Total current assets	4,433	7,599

Restricted cash	165	165
Property and equipment, net	411	434
Goodwill	669	669
Total assets	$5,678	$8,867

Accounts payable and accrued liabilities	$1,718	$1,568
Deferred revenue	1,665	2,091
Total current liabilities	3,383	3,659

Warrant liability	1,856	2,011
Stockholders’ equity	439	3,197
Total liabilities and stockholders’ equity	$5,678	$8,867

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	July 31,
	2014	2013
Cash flows from operating activities:
Net Loss	$(3,548)	$(2,232)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	808	552
Depreciation expense	56	50
Change in fair value of warrant liability	(155)	1,462
Changes in operating assets and liabilities	51	(1,976)
Net cash used in operating activities	(2,788)	(2,144)

Cash flows from investing activities:
Purchases of property and equipment	(33)	(40)
Net cash used in investing activities:	(33)	(40)

Cash flows from financing activities:
Proceeds from financing activities	-	-
Net cash provided by financing activities:	-	-

Exchange rate effect on cash and cash equivalents	(18)	(12)
Increase (decrease) in cash and cash equivalents	(2,839)	(2,196)
Cash and cash equivalents, beginning of period	5,891	9,561
Cash and cash equivalents, end of period	$3,052	$7,365